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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Valero Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM.

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

     The Board of Directors has determined that the 2003 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, April 24, 2003 at 10:00 a.m., Central Time, at The Westin La Cantera Resort, located at 16641 La Cantera Parkway, San Antonio, Texas 78256, for the following purposes:

(1)	To elect three Class III directors to serve until the 2006 Annual Meeting or until their respective successors are elected and have qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent public accountants to examine Valero’s accounts for the year 2003; and

(3)	To transact any other business properly brought before the meeting.

By order of the Board of Directors,

Jay D. Browning Vice President and Corporate Secretary

San Antonio, Texas
March 25, 2003

PROXY STATEMENT
Appendix A

VALERO ENERGY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 24, 2003

General Information

This Proxy Statement is being mailed to stockholders beginning on or about March 25, 2003 in connection with the solicitation of proxies by the Board of Directors of Valero Energy Corporation to be voted at the 2003 Annual Meeting of Stockholders of Valero on April 24, 2003. The accompanying notice describes the time, place and purposes of the Annual Meeting. Holders of record of Valero’s Common Stock, $0.01 par value, at the close of business on February 24, 2003 are entitled to vote on the matters presented at the Annual Meeting. On the record date, 107,612,194 shares of Common Stock were issued and outstanding, and entitled to one vote per share. Action may be taken at the Annual Meeting on April 24, 2003 or on any date or dates to which the meeting may be adjourned. A majority of such shares, present in person or represented by properly executed proxy, shall constitute a quorum. If instructions to the contrary are not given, shares will be voted as indicated on the proxy card. A stockholder may revoke a proxy at any time before it is voted by submitting a written revocation to Valero, returning a subsequently dated proxy to Valero or by voting in person at the Annual Meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on such a proposal. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of a particular proposal and has no effect when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval. Pursuant to the rules of the New York Stock Exchange, brokers will have discretion to vote on the three items scheduled to be presented at the Annual Meeting.

Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. Valero has retained Georgeson Shareholder Communications, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $11,500, plus reimbursement of certain out-of-pocket expenses.

Participants in Valero Benefit Plans please note:

In the case of participants in Valero’s thrift plan the proxy card will represent (in addition to any shares held individually of record) the number of shares allocated to the participant’s accounts under the thrift plan. For those shares held under the plan, the proxy card will constitute an instruction to the Trustee of the plan as to how those shares are to be voted. Shares for which instructions are not received may be voted by the Trustee in accordance with the terms of the plan.

Information Regarding the Board of Directors

The business of Valero is managed under the direction of the Board of Directors. The Board conducts its business through meetings of the Board and its committees. During 2002, the Board held eight meetings and the committees held 14 meetings in the aggregate. No member of the Board attended less than 75% of the meetings of the Board and committees of which he or she was a member.

Valero’s Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term.

The Board has standing Audit, Compensation, Executive, Finance and Nominating/Governance committees. Prior to the creation of the standing Nominating/Governance Committee in 2003, the Board periodically appointed a nominating committee, generally annually, to consider and recommend candidates for election to the Board and assignments for the committees of the Board. The committees of the Board and the number of meetings held by each committee in 2002 are described below.

Expansion of Board of Directors in Connection with UDS Merger

On December 31, 2001, Ultramar Diamond Shamrock Corporation (“UDS”) merged with and into Valero, with Valero as the surviving corporation of the merger. The Agreement and Plan of Merger (the “Merger Agreement”), dated May 6, 2001 between Valero and UDS required in connection with the merger that Valero expand its Board and cause four members of the UDS board of directors (collectively, the “UDS Board Designees”) to be appointed to Valero’s Board. The Merger Agreement further required Valero to nominate and recommend each of the UDS Board Designees for reelection to Valero’s Board at Valero’s May 9, 2002 Annual Meeting of Stockholders, with at least one UDS Board Designee serving in each of the three classes of directors and with no more than two UDS Board Designees serving in the same class of directors. Accordingly, the Board expanded its size and appointed the UDS Board Designees to the Board, effective upon the consummation of the merger on December 31, 2001. The UDS Board Designees were Messrs. E. Glenn Biggs, W. E. “Bill” Bradford, W. H. Clark, who is retiring from the Board at the 2003 Annual Meeting, and Bob Marbut. The UDS Board Designees were reelected to the Board at the May 9, 2002 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of Valero’s internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also monitors Valero’s efforts to comply with environmental laws and regulations. The members of the Audit Committee are Ruben M. Escobedo (Chairman), E. Glenn Biggs, W. E. “Bill” Bradford and Dr. Susan Kaufman Purcell. The Audit Committee met five times in 2002. For further information, see the “Report of the Audit Committee” on page 25.

Compensation Committee

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also approves and administers Valero’s stock option, restricted stock, incentive bonus and other stock plans. See “Report of the Compensation Committee of the Board of Directors on Executive Compensation.” The members of the Compensation Committee are Robert G. Dettmer (Chairman), Jerry D. Choate and Bob Marbut, none of whom are current or former employees or officers of Valero. The Compensation Committee met four times in 2002.

There are no compensation committee interlocks. For the previous three fiscal years, except for compensation arrangements disclosed in this Proxy Statement, the Company has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor is the Company aware of any means, directly or indirectly, by which a committee member could receive a material benefit from the Company.

Executive Committee

The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. With limited exceptions specified in Valero’s bylaws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. Prior to the creation of the standing Nominating/Governance Committee in 2003, in the absence of the appointment of a Nominating Committee, the Executive Committee could review possible director candidates for nomination as a director. The members of the Executive Committee are William E. Greehey (Chairman), E. Glenn Biggs, Robert G. Dettmer and Ruben M. Escobedo. The Executive Committee met three times in 2002.

Finance Committee

The Finance Committee reviews and monitors the investment policies and performance of the Company’s thrift and pension plans, insurance and risk management policies and programs, and finance matters and policies as needed. The members of the Finance Committee are Dr. Ronald K. Calgaard (Chairman), and, following the 2003 Annual Meeting, Bob Marbut and Dr. Susan Kaufman Purcell. The Finance Committee met two times in 2002.

Nominating/Governance Committee

A standing Nominating/Governance Committee was created by the Board in 2003. The committee will evaluate policies on the size and composition of the Board and criteria and procedures for director nominations, and will consider and recommend candidates for election to the Board. The committee will also evaluate, recommend and monitor corporate governance guidelines, policies and procedures, including codes of business conduct and ethics. The directors appointed to serve on the Nominating/Governance Committee are Jerry D. Choate (Chairman), W. E. “Bill Bradford and Dr. Ronald K. Calgaard. The Nominating/ Governance Committee did not meet in 2002.

Prior to the formation of the standing Nominating/Governance Committee in 2003, when deemed necessary or advisable, the Board formed from its members a nominating committee, generally annually, in accordance with Valero’s bylaws. When appointed, the committee evaluated policy on the size and composition of the Board and criteria and procedures for director nominations, and considered and recommend candidates for election to the Board. E. Glenn Biggs (Chairman), Ruben M. Escobedo and Bob Marbut were appointed as a nominating committee by the Board with respect to nominations for the 2003 Annual Meeting. The committee did not meet in 2002 and has had one meeting in 2003. In addition to recommending director nominees for the 2003 Annual Meeting, the nominating committee considered and recommended the creation of a standing Nominating/Governance Committee, appointment of a presiding director to preside at meetings of the Board without management, and recommended assignments for the committees of the Board.

The full Board approved the recommendations of the nominating committee and adopted resolutions approving the slate of director nominees to stand for election at the 2003 Annual Meeting, the creation of the standing Nominating/Governance Committee, the appointment of a presiding director and assignments for the committees of the Board for the one year period following the 2003 Annual Meeting.

Presiding Director

Pursuant to the recommendation of the nominating committee, the Board has designated Robert G. Dettmer to serve as the presiding director for meetings of the non-management Board members outside the presence of management.

Compensation of Directors

Non-employee directors receive a retainer fee of $25,000 per year, plus $1,250 for each Board and committee meeting attended. Directors who serve as chairperson of a committee receive an additional $2,000 annually. Each director is also reimbursed for expenses of meeting attendance. Directors who are employees of the Company receive no compensation (other than reimbursement of expenses) for serving as directors.

Valero maintains the Restricted Stock Plan for Non-Employee Directors, or Director Stock Plan, and the Non-Employee Director Stock Option Plan, or Director Option Plan, to supplement the compensation paid to non-employee directors and increase their identification with the interests of Valero’s stockholders through ownership of Common Stock. Upon election to the Board, each non-employee director receives a grant of Common Stock valued at $45,000 that vests (becomes nonforfeitable) in equal annual installments over a three-year period. After all of the Common Stock previously granted to a director under the Director Stock Plan is fully vested and the director is reelected for an additional term, another similar grant is made.

The Director Option Plan provides non-employee directors of Valero automatic annual grants of stock options to purchase Valero’s Common Stock. To the extent necessary, the plan is administered by the Compensation Committee of the Board. The plan provides that each new non-employee director elected to the Valero Board automatically receives an initial grant of 5,000 options that vest in equal annual installments over a three-year period. On the date of each subsequent annual meeting of stockholders, each non-employee director (who is not a new non-employee director) automatically receives a grant of 2,000 additional options which vest fully six months following the date of grant. Stock options awarded under the Director Option Plan have an exercise price equal to the market price of the Common Stock on the date of grant. All options expire ten years following the date of grant. Options vest and remain exercisable in accordance with their original terms if a director retires from the Board.

In the event of a “Change of Control” as defined in the Director Stock Plan and Director Option Plan, all unvested shares of Common Stock and options previously granted under the plans immediately become vested or exercisable. The Director Option Plan also contains anti-dilution provisions providing for an adjustment in the number of options granted to prevent dilution of benefits or potential benefits in the event any change in the capital structure of the Company affects the Common Stock.

The Board of Directors determined in 2001 to cease benefit accruals in the Retirement Plan for Non-Employee Directors, or Retirement Plan. The plan provided for non-employee directors to receive a retirement benefit upon completion of five years of service. The annual benefit at retirement was equal to 10% of the highest annual cash retainer paid to the director during his or her service on the Board, multiplied by the number of full and partial years of service (not to exceed 10 years). This benefit was then paid for a period (not to exceed 10 years) that is equal to the director’s length of service on the Board or the director’s remaining life, whichever is shorter. The Retirement Plan provided no survivor benefits and was an unfunded plan paid from the general assets of the Company. The Board also determined that the Director retirees already receiving benefits under the Retirement Plan would continue to receive their benefits in accordance with the terms of the plan. Additionally, they determined that each of the then current directors would receive the actuarial value of their accrued benefits through December 31, 2001, via a lump sum cash payment or a monthly annuity for the director’s length of service on the Board, not to exceed 10 years.

PROPOSAL NO. 1 Election of Directors

The Company’s Board is divided into three classes for purposes of election. Three Class III directors will be elected at the Annual Meeting to serve a three-year term that will expire at the 2006 Annual Meeting of Stockholders. The nominees for Class III director are Jerry D. Choate, Robert G. Dettmer and Susan Kaufman Purcell.

The persons named in the enclosed proxy card intend to vote for the election of each of the nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR ALL” NOMINEES.

Directors are elected by a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote. The nominees for Class III directors receiving the greatest number of votes, whether or not these votes represent a majority of the shares present and voting at the Annual Meeting, will be elected as directors. Votes “withheld” from a nominee will not count against the election of the nominee. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

Information Concerning Nominees and Other Directors

The following table sets forth information concerning each nominee for election as a director for a three-year term of office that will expire in 2006 and the current directors whose terms expire in 2004 and 2005. The information provided is based partly on data furnished by the directors and partly on the Company’s records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.

		Executive
		Officer	Age as of
	Position(s) Held	or Director	December 31,	Director
Name	with Valero	Since (1)	2002	Class (2)

Nominees
Jerry D. Choate	Director	1999	64	III
Robert G. Dettmer	Director	1991	70	III
Dr. Susan Kaufman Purcell	Director	1994	60	III
Other Directors
E. Glenn Biggs	Director	2001	69	I
Ruben M. Escobedo	Director	1994	65	I
Bob Marbut	Director	2001	67	I
W. E. “Bill” Bradford	Director	2001	68	II
Dr. Ronald K. Calgaard	Director	1996	65	II
William E. Greehey	Director, Chairman	1979	66	II
	of the Board and
	Chief Executive Officer

(1)	Dates reported include service on the Board of Valero’s former parent company prior to Valero’s separation from that company in 1997.

(2)	If reelected, the terms of office of Class III directors will expire at the 2006 Annual Meeting of Stockholders. The terms of office of the Class I directors will expire at the 2004 Annual Meeting of Stockholders and the terms of office of the Class II directors will expire at the 2005 Annual Meeting of Stockholders.

Class III Nominees

Mr. Choate was elected as a director of Valero in 1999. Mr. Choate retired from Allstate Corporation at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since January 1, 1995. Mr. Choate also serves as a director of Amgen, Inc. and Van Kampen Mutual Funds.

Mr. Dettmer served as Executive Vice President and Chief Financial Officer of PepsiCo, Inc. from 1986 until his retirement in 1996. Mr. Dettmer has served as a director of Valero or its former parent company since 1991.

Dr. Purcell has served as Vice President of the Americas Society in New York, New York since 1989 and is also Vice President of the Council of the Americas. She serves as a director of The Brazil Fund, Inc., The Korea Fund, Inc., Scudder Global High Income Fund, Inc. and Scudder New Asia Fund, Inc. Dr. Purcell has served as a director of Valero or its former parent company since 1994.

Other Directors

Mr. Biggs is President of Biggs & Co., a corporation engaged in developmental projects and financial planning. He has been involved in commercial banking beginning with his service as Chairman of the Board of First National Bank of San Antonio. He later served as Vice Chairman and Chairman of the Executive Committee of InterFirst Bank, San Antonio. He is currently Chairman of Hester Asset Management Corp. and Southwestern Bancorp. He is a former Chairman and Director of Bolivian Power Corporation. He previously served as a director of Valero Natural Gas Company from 1987 to 1989. Mr. Biggs served as a director of UDS or its predecessors since 1987.

Mr. Bradford is the retired Chairman of Halliburton Company. He became Chairman of Halliburton Company upon its merger in 1998 with Dresser Industries, Inc. Prior to that, Mr. Bradford was Chairman and Chief Executive Officer of Dresser Industries, Inc. Mr. Bradford had been with Dresser Industries, Inc. since 1963, holding various positions in production and management. He is also a director of Kerr-McGee Corporation. Mr. Bradford served as a director of UDS or its predecessors since 1992.

Dr. Calgaard served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. Dr. Calgaard currently serves as Chairman of Austin Calvert & Flavin Inc. in San Antonio, and is a director of The Trust Company. He previously served as a director of Valero Natural Gas Company from 1987 to 1994. Dr. Calgaard has served as a director of Valero or its former parent company since 1996.

Mr. Escobedo has been with his own public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. and previously served as a director of Valero Natural Gas Company from 1989 to 1994. Mr. Escobedo has served as a director of Valero or its former parent company since 1994.

Mr. Greehey has served as Chairman of the Board and Chief Executive Officer, and at various times, President of Valero and its former parent company since 1979. Most recently, he was President of Valero from 1998 until January 2003. Mr. Greehey is also Chairman of the Board of the managing general partner of Valero L.P.1

[1] Valero L.P. is a Delaware limited partnership whose common units are listed on the New York Stock Exchange under the symbol “VLI.” Valero, through its wholly owned subsidiaries, owns an aggregate of approximately 47.5% of the limited partner interests in Valero L.P. and also owns a 2% general partner interest.

Mr. Marbut has been Chairman and Chief Executive Officer of Argyle Communications, Inc. since 1992, and Chairman and Chief Executive Officer of SecTecGLOBAL, Inc. since September 2002. He was Chairman and Co-Chief Executive Officer of Hearst-Argyle Television, Inc. from August 1997 until January 1, 2001 and remained as Chairman until January 1, 2003. He was Chairman and Chief Executive Officer of Argyle Television, Inc. from August 1994 until its merger with Hearst Broadcasting in August 1997. He was Chairman and Chief Executive Officer of Argyle Television Holding, Inc. from its founding in March 1993 until April 1994. Prior to 1992, Mr. Marbut served as President and Chief Executive Officer of Harte-Hanks Communications, Inc. for 20 years and served one year as Vice Chairman of that company. He is a director of Tupperware Corporation and Hearst-Argyle Television, Inc. Mr. Marbut served as a director of UDS or its predecessors since 1990.

For detailed information regarding the nominees’ holdings of Common Stock, compensation and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Executive Compensation,” “Arrangements with Certain Officers and Directors” and “Transactions with Management and Others.”

Beneficial Ownership of Valero Securities

The following table sets forth information as of December 31, 2002 with respect to each entity known to Valero to be the beneficial owner of more than 5% of its Common Stock, based solely upon a statement on Schedule 13G filed by such entity with the Securities and Exchange Commission (“SEC”):

		Shares
	Name and Address	Beneficially	Percent
Title of Class	of Beneficial Owner	Owned	of Class *

Common Stock	AXA Financial, Inc. (1) 1290 Avenue of the Americas 11th Floor New York, New York 10104	15,197,384	14.30%

Common Stock	Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	6,492,100	6.06%

*     The reported percentage is based on the number of shares of Valero common stock issued and outstanding of 107,130,703 shares on December 31, 2002.

(1)	AXA Financial, Inc. has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned 15,197,384 shares. One affiliate, Alliance Capital Management L.P., was reported to have sole dispositive power with respect to 15,170,229 shares, sole voting power with respect to 9,390,494 shares and shared voting power with respect to 1,173,831 shares. Another affiliate, The Equitable Life Assurance Society of the United States, reported sole dispositive power with respect to 24,950 shares and sole voting power with respect to 24,950 shares.

Except as otherwise indicated, the following table sets forth information as of February 1, 2003 regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table and all current directors and executive officers of Valero as a group. The persons listed below have furnished this information to Valero and accordingly this information cannot be independently verified by Valero.

	Common Stock

			Percent
	Shares	Shares Under	of Class
Name of	Beneficially	Exercisable	Common
Beneficial Owner (1)	Owned(2)(3)	Options(4)	Stock)(2)

E. Glenn Biggs	1,170	17,576	*
Keith D. Booke	48,324	72,500	*
W. E. Bradford	10,139	17,576	*
Dr. Ronald K. Calgaard	3,945	13,468	*
Dr. Donald M. Carlton	3,100	9,000	*
Jerry D. Choate	2,014	9,000	*
W. H. Clark	6,800	17,576	*
Robert G. Dettmer(5)	11,041	16,456	*
Ruben M. Escobedo(6)	6,442	16,456	*
John D. Gibbons	70,044	86,064	*
William E. Greehey(7)	1,324,776	2,620,691	3.56%
Gregory C. King	54,480	116,706	*
William R. Klesse	67,702	371,851	*
Bob Marbut	1,825	17,576	*
Dr. Susan Kaufman Purcell	4,940	16,456	*
All executive officers and directors as a group (15 persons)	1,616,742	3,418,952	4.55%

*	Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)	The business address for all beneficial owners listed above is One Valero Place, San Antonio, Texas 78212.

(2)	As of February 1, 2003, 107,329,880 shares of Common Stock were issued and outstanding. No executive officer, director or nominee for director of Valero owns any class of equity securities of Valero other than Common Stock. The calculation for Percent of Class includes shares listed under the captions “Shares Beneficially Owned” and “Shares Under Exercisable Options.”

(3)	Includes shares allocated pursuant to the Valero Thrift Plan through January 31, 2003, as well as shares of restricted stock granted under Valero’s Executive Stock Incentive Plan and the Director Stock Plan. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote and to dispose or direct the disposition of all such shares beneficially owned by him or her. Restricted stock granted under the Executive Stock Incentive Plan and the Director Stock Plan may not be disposed of until vested. Does not include shares that could be acquired under options, which information is set forth in the second column.

(4)	Includes shares subject to options that are exercisable within 60 days from February 1, 2003. Such shares may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded. Except as set forth in this Proxy Statement, none of the current executive officers, directors or nominees for director of Valero hold any rights to acquire Common Stock, except through exercise of stock options.

(5)	Includes 1,500 shares held by spouse.

(6)	Includes 673 shares held by spouse and 673 shares held in a trust.

(7)	Includes the following shares for which issuance and delivery have been deferred until January of the year following Mr. Greehey’s retirement: 112,250 shares awarded under the Executive Stock Incentive Plan as performance shares and 13,864 shares awarded under the plan that comprise Mr. Greehey’s bonus award for 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, requires Valero’s executive officers, directors and greater than 10% stockholders to file with the SEC certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, Valero believes that, during the year ended December 31, 2002, its executive officers, directors and greater than 10% stockholders were in compliance with applicable requirements of Section 16(a).

The following Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation are not “soliciting material,” are not deemed filed with the SEC and are not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

Performance Graph

Set forth below is a line graph which compares the Cumulative Total Return* on an investment in Valero Common Stock against the cumulative total return of the S&P 500 Composite Index and an index of peer companies selected by Valero for the period of five years commencing December 31, 1997 and ending December 31, 2002. The Peer Group selected by Valero consists of the following 12 companies that are engaged in the domestic energy industry: Ashland Inc., Amerada Hess Corp., ChevronTexaco Corp., ConocoPhillips, ExxonMobil Corp., Frontier Oil Corp., Marathon Oil, Murphy Oil Corp., Occidental Petroleum Corp., Premcor Inc., Sunoco Inc., and Tesoro Petroleum Corp. The prior Peer Group consisted of Sunoco, Inc. and Ultramar Diamond Shamrock Corp., which was acquired by Valero on December 31, 2001.

Comparison of Five Year Cumulative Total Return*
Among Valero Energy Corporation, the S & P 500 Index,
a New Peer Group and an Old Peer Group

	12/1997	12/1998	12/1999	12/2000	12/2001	12/2002

Valero Common Stock	100	68	65	123	127	124
S&P 500	100	129	156	141	125	97
New Peer Group	100	113	124	137	132	116
Old Peer Group	100	88	77	91	134	128

This Performance Graph and the related textual information are based on historical data and are not necessarily indicative of future performance.

*	Assumes an investment in Valero common stock and assumes that each index was $100 on December 31, 1997. “Cumulative Total Return” is based on share price appreciation plus reinvestment of dividends on Valero common stock from December 31, 1997 through December 31, 2002.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Valero’s executive compensation programs are administered by the Compensation Committee of Valero’s Board of Directors. The Committee is composed of three independent outside directors who are not participants in the Company’s executive compensation programs. Policies adopted by the Committee are implemented by Valero’s compensation and benefits staff. Valero’s executive compensation programs are intended to provide strong incentives for high performance, enabling Valero to recruit, retain and motivate the executive talent necessary to be successful.

Compensation Policies

Valero’s philosophy for compensating executive officers is based on the belief that a significant portion of executive compensation should be incentive based and determined by both the Company’s and the executive’s performance. Compensation for Valero executives includes base salary, an annual incentive bonus opportunity and long-term, equity-based incentives. The CEO and other executive officers also participate in benefit plans generally available to other employees.

To assist with determining executive compensation levels, Valero utilizes a group of companies from a nationally recognized compensation database compiled by Towers Perrin, an independent compensation consultant. This group consists of 12 companies, referred to as the Compensation Peer Group, that have significant participation in the domestic oil refining and marketing industry and includes those Peer Group companies for which compensation data is available. Towers Perrin’s Compensation Peer Group recommendation reflects consideration of each company’s relative revenues, asset base, employee population and capitalization, along with the scope of managerial responsibility and reporting relationships. Base salary, bonuses and other compensation recommendations are developed by Valero’s compensation and benefits staff using recognized, independent compensation surveys. They are periodically reviewed by Towers Perrin and submitted to the Committee for consideration.

Annual incentive bonuses, when awarded, are related both to measures of Company financial performance and to individual performance. Long-term incentives, consisting of performance shares, restricted stock and stock option grants are intended to balance executive management focus between short and long-term goals and provide capital accumulation linked directly to the performance of Valero. For executive officers other than the CEO, base salary levels are targeted at approximately the 50th percentile of the Compensation Peer Group, while annual and long-term incentive compensation, when awarded, are targeted at the 65th percentile. For the CEO, base salary levels as well as annual and long-term incentive compensation, when awarded, are targeted at the 75th percentile.

Base Salaries

Base salaries for each executive position are set based on the Compensation Peer Group data for positions having similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of the Company. Salaries are also periodically adjusted to remain competitive with the Compensation Peer Group.

Annual Incentive Bonus

Executive officers have the opportunity to earn an annual incentive bonus based on the following three factors:

•	the position of the executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus, with the targets ranging from a low of approximately 50% of base salary to approximately 100% of base salary (for the CEO);

•	realization by the Company of quantitative financial performance goals approved by the Committee; and

•	a qualitative evaluation of the individual’s performance.

For each executive, the target percentage of base salary is adjusted upward or downward depending upon whether Valero achieves certain financial performance goals. The Committee retains discretion to further adjust individual bonus targets upward or downward by up to 25%, based upon such factors as the Committee deems appropriate, and ultimately to determine whether to award a bonus to any individual. The following three, equally weighted quantitative measures of financial performance were utilized in establishing incentive bonuses for 2002:

•	return on investment, or ROI, of Valero compared with the average ROI for the Peer Group for the 12-month period ended September 30, 2002;

•	earnings per share, or EPS, of Valero compared to a target EPS approved in advance by the Committee; and

•	total shareholder return, or TSR, compared to a target TSR approved in advance by the Committee (TSR measures the growth in the daily average closing price per share of Valero’s common stock during the month of November, including the reinvestment of dividends, compared with the daily average closing price of Valero’s common stock during the corresponding period in the prior year).

For the ROI financial performance measure, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether Valero’s ROI exceeds, or falls short of, the average ROI for the Peer Group. For the EPS and TSR performance measures, the target percentage of base salary is subject to adjustment, upward or downward, based on the whether the Company’s EPS and TSR exceed or fall short of the target EPS and TSR, respectively. The three performance factors were given equal weight in determining potential adjustments to the target percentages of base salary for 2002.

For 2002, the Company’s performance was above the average ROI for the Peer Group, and below the EPS and TSR thresholds. The three financial metrics generated a bonus target of approximately 63% of the original target bonus amounts. The Committee used its discretion and slightly adjusted the bonus target amounts upward. Executives received bonus awards at an average of approximately 65% of the original target bonus amounts. To further emphasize Valero’s goal of increasing stock ownership as a component of both short and long-term compensation, 25% of each bonus award of $10,000 or greater was paid with shares of Valero common stock and the remainder in cash. For the CEO, 50% of his bonus award was paid with shares of Valero common stock, with receipt deferred until after retirement, and the remainder in cash.

Long-Term Incentive Awards

Valero provides stock-based, long-term compensation for executives through its Executive Stock Incentive Plan. The plan authorizes awards of performance shares which vest (become nonforfeitable) upon the achievement of an objective performance goal, as well as grants of restricted stock, which vest over a period determined by the Committee. For each eligible executive, a targeted number of long-term incentives is set with an aggregate hypothetical market value at the date of grant targeted at the 65th percentile of the Peer Group. The targeted award can then be adjusted based upon an evaluation of individual performance, which (for executives other than the CEO) is based upon the recommendation of the CEO, and other factors the Committee deems appropriate. As with the annual incentive bonus, the Committee retains the discretion to determine whether an award should be made. The total number of performance shares awarded is a function of Valero’s common stock price at the time of grant and the number of shares required to achieve a percentage of compensation target. The Committee anticipates awards of performance shares will generally be made annually.

Performance shares are earned only upon the achievement of an objective performance measure. Total shareholder return is the performance measure utilized for determining what portion of performance share awards may vest. Each award is subject to vesting in three annual increments, based upon Valero’s total shareholder return during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, the Company’s total shareholder return is compared to the Peer Group and ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting, depending upon whether Valero’s total shareholder return is in the last, 3rd, 2nd or 1st quartile, respectively; and they earn 200% if Valero ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for that subsequent period. For the performance period ended December 31, 2002, Valero’s performance ranked in the 1st quartile of the group, resulting in vesting of eligible shares at the 150% level. The Committee believes this type of incentive award strengthens the tie between the named executive’s pay and the Company’s financial performance. Because performance share awards are intended to provide an incentive for future performance, determination of individual awards are not based upon Valero’s past performance. Additionally, in determining an individual award, the Committee does not consider performance shares or restricted stock previously awarded or currently held, because the Committee does not wish to encourage executives to sell stock in order to qualify for additional awards.

Stock Options

Under the Executive Stock Incentive Plan, the Committee may grant stock options to executive officers. Procedures for determining the number of stock options to be granted are in all material respects the same as for performance share awards. Generally, option awards made by the Committee vest over a period of three years in equal installments and expire ten years from the date of grant. The Committee expects to continue this practice. The award and vesting of stock options is not contingent upon achievement of any specified performance targets, but the options will provide a benefit to the executive only to the extent that there is appreciation in the market price of the stock during the option period.

Other Long-Term Incentive Awards

Certain of Valero’s executives, including each of the named executive officers, devote a portion of their time and attention to the operations and management of Valero L.P. Valero L.P. is a Delaware limited partnership whose common units are listed on the New York Stock Exchange under the symbol “VLI.” Valero, through its wholly owned subsidiaries, owns the general partner of Valero L.P. and owns an aggregate of approximately 47.5% of the limited partner interests in Valero L.P. These executives are eligible to receive incentive compensation awards from Valero GP, LLC’s 2000 Long-Term Incentive Plan and 2002 Unit Option Plan, which provide for grants of restricted common units of Valero L.P. and options to purchase Valero L.P. common units, respectively. With respect to such Valero executives, the Committee recommends that a portion of their targeted long-term equity-based incentive compensation should be in the form of Valero L.P. restricted common units and options to purchase common units, and the Committee forwards its recommendations to the compensation committee of Valero L.P.’s managing general partner, which administers the Valero GP, LLC Long-Term Incentive Plan and 2002 Unit Option Plan and determines in its discretion whether to make any grant to any Valero executive out of these plans. Generally, Valero L.P. restricted common unit and option awards vest in equal annual installments over a three-year period and the exercise period for options expire ten years from the date of grant.

Determination of the CEO’s Compensation

The CEO’s compensation is recommended by the Committee and approved by the Board of Directors. Mr. Greehey’s base salary, which is determined as described above, was set at $1.3 million in 2000 and was not changed in 2001 or 2002. In determining the CEO’s annual incentive bonus for the 2002 bonus year, the Committee considered the three financial performance measures as described above and made a similar discretionary upward adjustment as described above. Considering Mr. Greehey’s individual performance and contributions to the Company’s success in 2002, in particular the integration with Valero of Ultramar Diamond Shamrock Corporation (“UDS”) following the consummation of Valero’s acquisition of UDS on December 31, 2001, the Committee further exercised its discretion and recommended, and on January 23, 2003 the Board of Directors approved, a bonus award to Mr. Greehey equal to $1 million, which is approximately 77% of his annual base pay. The Committee and the Board further determined that 50% of the bonus would be payable in shares of Valero common stock and the remainder in cash and that the stock portion of the bonus award would be delivered on January 1 of the year following Mr. Greehey’s retirement. As a result, the Company’s tax burden under Section 162(m) of the internal revenue code (discussed below) was reduced by approximately $0.2 million in 2002.

Tax Policy

Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the CEO or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1 million only if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation. Valero believes that options granted under its stock option and unit option plans as well as performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock, restricted units and other equity-based awards will likely not qualify as “performance based” compensation and, in such event, would be subject to 162(m) deduction restrictions.

Members of the Compensation Committee:

Robert G. Dettmer, Chairman
Jerry D. Choate
Bob Marbut

Executive Compensation

The following table provides a summary of compensation paid for the last three years, if applicable, to Valero’s CEO and to its four other most highly compensated executive officers. The table shows amounts earned by such persons for services rendered to the Company in all capacities in which they served. Benefits under health care, disability, term life insurance, vacation and other plans available to employees generally are not included in the table.

Summary Compensation Table (2000-2002)

				Long-Term Compensation

	Annual Compensation			Restricted	Securities
				Stock	Underlying		LTIP	All Other
Name and			Bonus	Awards	Options		Payouts	Compensation
Position(s)	Year	Salary($)	($)(1)	($)(2)	(#)(3)	(#)(4)	($)(5)	($)(6)

William E. Greehey	2002	1,300,008	1,000,000	0	0	0	4,048,297	1,151,433
Chairman of the Board	2001	1,300,008	5,000,000	0	250,000	0	9,983,835	148,407
& Chief Executive Officer	2000	1,266,674	3,600,000	0	150,000	0	7,494,375	98,212

Gregory C. King	2002	445,841	190,000	0	40,000	20,000	523,015	225,052
President	2001	395,841	500,000	0	30,000	0	633,455	34,956
	2000	345,833	375,000	0	30,000	0	420,898	22,151

William R. Klesse	2002	560,016	220,000	0	40,000	20,000	252,491	277,338
Executive Vice President & Chief Operating Officer

John D. Gibbons	2002	420,833	160,000	0	20,000	10,000	485,146	220,797
Executive Vice President	2001	369,167	450,000	0	30,000	0	590,351	33,146
& Chief Financial Officer	2000	300,833	350,000	0	30,000	0	398,171	18,535

Keith D. Booke	2002	414,170	178,000	0	30,000	15,000	467,042	221,257
Executive Vice President &	2001	345,004	455,000	0	30,000	0	549,916	31,448
Chief Administrative Officer	2000	286,917	325,000	0	30,000	0	375,375	17,847

(1)	For 2000, executive bonuses (other than Mr. Greehey) were paid 50% in cash and 50% in Common Stock. For 2001 and 2002, executive bonuses (other than Mr. Greehey) were paid 75% in cash and 25% in Common Stock. Mr. Greehey’s bonus awards for 2000 and 2001 were made payable 100% in Common Stock, and for 2002, was made payable 50% in cash and 50% in Common Stock. The Common Stock portion of Mr. Greehey’s bonus awards for 2000, 2001 and 2002 are to be delivered on January 1 of the year following Mr. Greehey’s retirement. For further information, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation” above.

(2)	Dividends are paid on restricted stock at the same rate as on Valero’s unrestricted Common Stock. Shares of restricted stock reported vest 1/3 annually over a three-year period. Amounts reported may include awards the executive has elected to defer. The aggregate number of unvested shares of restricted stock held at December 31, 2002 and the market value of such shares on that date (calculated according to SEC regulation without regard to restrictions on such shares) were: Mr. Greehey, 0 shares, Mr. King, 0 shares, Mr. Klesse, 13,333 shares, $492,521; Mr. Gibbons, 0 shares; and Mr. Booke, 0 shares.

(3)	Securities underlying options to purchase Common Stock.

(4)	Securities underlying options to purchase common units of Valero L.P.

(5)	LTIP payouts are the number of performance share awards vested for 2002 performance multiplied by the market price per share of Valero Common Stock on the vesting date. Amounts reported may include awards the executive has elected to defer. For further information, see the notes following the table entitled “Long Term Incentive Plans-Awards in Last Fiscal Year.”

(6)	Amounts also include Company contributions pursuant to the Thrift Plan and Valero’s Excess Thrift Plan, unused portions of amounts provided by the Company under the Company’s Flexible Benefits Plan and that portion of interest accrued under the Executive Deferred Compensation Plan that is deemed to be at “above-market” rates under applicable SEC rules. Messrs. Greehey, King, Klesse, Gibbons and Booke were allocated $80,167, $58,318, $63,616, $52,875 and $52,733, respectively, as a result of Company contributions to the Thrift Plan and Valero’s Excess Thrift Plan for 2002, and received $7,118, $2,934, $4,122, $4,122 and $4,724, respectively, as reimbursement of certain membership dues. Mr. Greehey also received $28,186 as a result of “above-market” allocations to the Executive Deferred Compensation Plan for 2002. Amounts for Mr. Greehey also include executive insurance policy premiums with respect to cash value life insurance (not split-dollar life insurance) in the amount of $12,212 for 2000, 2001 and 2002. Amounts for Mr. Klesse also include executive insurance policy premiums with respect to cash value life insurance (not split-dollar life insurance) in the amount of $4,850 for 2002.

Amounts include grants of Valero L.P. restricted units. Dividends are paid on the restricted units at the same rate as on Valero L.P.’s unrestricted units. Restricted units reported vest 1/3 annually over a three-year period. Messrs. Greehey, King, Klesse, Gibbons, and Booke received restricted units with an aggregate fair market value on the date of grant of $1,023,750, $163,800, $204,750, $163,800, and $163,800, respectively.

Stock Option Grants and Related Information

The following table provides further information regarding the grants of Valero stock options and the grants of Valero L.P. unit options to the named executive officers reflected in the Summary Compensation Table.

Option Grants in the Last Fiscal Year (1)

	Number of	Percent of
	Securities	Total Options				Market
	Underlying	Granted				Price at		Grant Date
	Options	to Employees		Exercise Price		Grant Date	Expiration	Present Value
Name	Granted (#)	in Fiscal Year		($/Sh)		($/Sh)	Date	($)

William E. Greehey	—	—		—		—	—	—

William R. Klesse	40,000 shares	1.72%		30.0600	(2)	30.0600	09/18/12	383,200	(4)
	20,000 units	11.35	%(1)	36.3000	(3)	36.3000	09/23/12	42,400	(5)

Gregory C. King	40,000 shares	1.72%		30.0600	(2)	30.0600	09/18/12	383,200	(4)
	20,000 units	11.35	%(1)	36.3000	(3)	36.3000	09/23/12	42,400	(5)

John D. Gibbons	20,000 shares	0.86%		30.0600	(2)	30.0600	09/18/12	191,600	(4)
	10,000 units	5.68	%(1)	36.3000	(3)	36.3000	09/23/12	21,200	(5)

Keith D. Booke	30,000 shares	1.29%		30.0600	(2)	30.0600	09/18/12	287,400	(4)
	15,000 units	8.51	%(1)	36.3000	(3)	36.3000	09/23/12	31,800	(5)

(1)	Since Valero L.P. has no employees, this percentage was calculated based on the total number of unit options granted in 2002.

(2)	All options reported vest in equal increments over a three-year period from the date of grant, unless otherwise noted. In the event of a change of control of Valero, such options may become immediately exercisable pursuant to provisions of the plan under which such options were granted or of an executive severance agreement. Under the terms of the Company’s option plans, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying option shares, subject to certain conditions.

(3)	All unit options reported vest in equal increments over a three-year period from the date of grant, unless otherwise noted. Under the terms of the Valero GP, LLC Option Plan, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying option shares, subject to certain conditions.

(4)	A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under the Company’s option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option life of 3.32 years, risk-free rate of return of 2.38%, average volatility rate for the 3.32 year period prior to the grant date of 44.50%, and a dividend yield of 1.05%, which is the expected annualized quarterly dividend rate in effect at the date of grant expressed as a percentage of the market value of the Common Stock at the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of the Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.

(5)	A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under Valero GP, LLC’s option plan are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option life of 3.32 years, risk-free rate of return of 2.24%, average volatility rate of 18.70% based on daily volatility rates from the initial public offering by Valero L.P. in April of 2001 through December 31, 2002, and distribution yield of 7.50%, which is the expected annualized quarterly distribution rate in effect at the date of grant expressed as a percentage of the market value of Valero L.P. common units at the date of grant. The actual value of unit options could be zero; realization of any positive value depends upon the actual future performance of Valero L.P. common units, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.

Long Term Incentive Plans — Awards in Last Fiscal Year (1)

			Estimated Future Payouts
		Performance	Under Non-Stock Price-Based Plan
	Number of	or Other Period
	Shares, Units	Until Maturation	Threshold	Target	Maximum
Name	or Other Rights	or Payout	(# Shares)	(# Shares)	(# Shares)

William E. Greehey	25,667	12/31/02	0	25,667	51,334
	25,667	12/31/03	0	25,667	51,334
	25,666	12/31/04	0	25,666	51,332

Gregory C. King	3,667	12/31/02	0	3,667	7,334
	3,667	12/31/03	0	3,667	7,334
	3,666	12/31/04	0	3,666	7,332

William R. Klesse	4,667	12/31/02	0	4,667	9,334
	4,667	12/31/03	0	4,667	9,334
	4,666	12/31/04	0	4,666	9,332

John D. Gibbons	3,667	12/31/02	0	3,667	7,334
	3,667	12/31/03	0	3,667	7,334
	3,666	12/31/04	0	3,666	7,332

Keith D. Booke	3,667	12/31/02	0	3,667	7,334
	3,667	12/31/03	0	3,667	7,334
	3,666	12/31/04	0	3,666	7,332

(1)	Long-term incentive awards are grants of Performance Shares made under the Executive Stock Incentive Plan. Total shareholder return, or TSR, during a specified “performance period” was established as the performance measure for determining what portion of an award may vest. TSR is measured by dividing the sum of (a) the net change in the price of a share of Valero’s Common Stock between the beginning of the performance period and the end of the performance period, and (b) the total dividends paid on the Common Stock during the performance period, by (c) the price of a share of Valero’s Common Stock at the beginning of the performance period. Each Performance Share award is subject to vesting in three equal increments, based upon the Company’s TSR during rolling three-year periods that end on December 31, 2001, 2002 and 2003, respectively. At the end of each performance period, the Company’s TSR is compared to the TSR for the Peer Group. Valero and the companies in the Peer Group are then ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting for such period, depending upon whether the Company’s TSR is in the last, 3rd, 2nd or 1st quartile of the Peer Group; 200% will be earned if the Company ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period.

The following table provides information regarding shares of Valero Energy stock and Valero L.P. units underlying options exercisable at December 31, 2002, and options exercised during 2002, for the executive officers named in the Summary Compensation Table:

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values

						Value of Unexercised
	Securities			Number of Securities		In-the-Money
	Acquired			Underlying Unexercised		Options at
	on		Value	Options at FY-End (#)		FY-End ($)
	Exercise		Realized
Name	(#)		($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William E. Greehey	35,248	shares	886,694	2,695,368	216,666	42,767,995	979,498	(1)
	13,867	shares	255,659
	-	units		—	—	—	—

Gregory C. King	4,110	shares	57,293	116,706	70,000	1,447,953	428,500	(1)
	-	units		—	20,000	—	68,000	(2)

William R. Klesse	-	shares	—	371,851	73,333	3,278,063	275,200	(1)
	-	units	—	—	20,000	—	68,000	(2)

John D. Gibbons	4,110	shares	57,293	86,064	50,000	960,917	290,900	(1)
	-	units	—	—	10,000	—	34,000	(2)

Keith D. Booke	4,110	shares	57,293	72,500	60,000	769,919	359,700	(1)
	-	units	—	—	15,000	—	51,000	(2)

(1)	Represents the dollar value obtained by multiplying the number of unexercised options by the difference between the stated exercise price per share of the options and the closing market price per share of Valero’s Common Stock on December 31, 2002.

(2)	Represents the dollar value obtained by multiplying the number of unexercised options by the difference between the stated exercise price per unit of the options and the closing market price per unit of Valero L.P.’s Common Units on December 31, 2002.

Retirement Benefits

The following table shows the estimated annual gross benefits payable under Valero’s Pension Plan, Excess Pension Plan and Supplemental Executive Retirement Plan, or SERP, upon retirement at age 65, based upon the assumed compensation levels and years of service indicated and assuming an election to have payments continue for the life of the participant only.

Estimated Annual Pension Benefits at Age 65

YEARS OF SERVICE
COVERED
COMPENSATION	15	20	25	30	35

$200,000	$54,000	$72,000	$90,000	$108,000	$126,000
300,000	83,000	111,000	139,000	166,000	194,000
400,000	112,000	150,000	187,000	225,000	262,000
500,000	142,000	189,000	236,000	283,000	331,000
600,000	171,000	228,000	285,000	342,000	399,000
700,000	200,000	267,000	334,000	400,000	467,000
800,000	229,000	306,000	382,000	459,000	535,000
900,000	259,000	345,000	431,000	517,000	604,000
1,000,000	288,000	384,000	480,000	576,000	672,000
1,100,000	317,000	423,000	529,000	634,000	740,000
1,200,000	346,000	462,000	577,000	693,000	808,000
1,300,000	376,000	501,000	626,000	751,000	877,000
1,400,000	405,000	540,000	675,000	810,000	945,000
1,500,000	434,000	579,000	724,000	868,000	1,013,000
1,600,000	463,000	618,000	772,000	927,000	1,081,000
1,700,000	493,000	657,000	821,000	985,000	1,150,000
1,800,000	522,000	696,000	870,000	1,044,000	1,218,000
1,900,000	551,000	735,000	919,000	1,102,000	1,286,000
2,000,000	580,000	774,000	967,000	1,161,000	1,354,000

Valero maintains a noncontributory defined benefit Pension Plan in which virtually all employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. Valero also maintains a noncontributory, non-qualified Excess Pension Plan and a non-qualified SERP, which provide supplemental pension benefits to certain highly compensated employees. The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service, including service with Valero’s former parent, affording the highest such average) times the participant’s years of credited service. The SERP provides an additional benefit equal to .35% times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. For purposes of the SERP, the participant’s most highly compensated consecutive 36 months of service during the participant’s last 10 years of employment, including employment with Old Valero and its subsidiaries, are considered. Compensation for purposes of the Pension Plan, Excess Pension Plan and SERP includes salary and bonus as reported in the Summary Compensation Table. Pension benefits are not subject to any deduction for social security or other offset amounts.

Credited years of service for the period ended December 31, 2002 for the executive officers named in the Summary Compensation Table are as follows: Mr. Greehey — 39 years; Mr. King — 9 years; Mr. Klesse — 34 years; Mr. Gibbons — 22 years; and Mr. Booke — 20 years.

Certain Relationships and Related Transactions

Transactions with Management and Others

Valero has entered into an employment agreement with Mr. Greehey. The agreement became effective March 25, 1999 and the initial period of the agreement expired on July 31, 2001. In accordance with the agreement, prior to the expiration date, Mr. Greehey delivered written notice to Valero of his intention to extend the employment agreement, and the Company and Mr. Greehey executed an extension of employment agreement that extended the term of Mr. Greehey’s employment beyond the end of the initial period on a month-to-month basis. Mr. Greehey may terminate the employment agreement within the extension period by giving Valero 90 days written notice of termination. The agreement provided for Mr. Greehey to serve as Chief Executive Officer of Valero and receive an initial base salary of $900,000 per annum, subject to possible increase adjustments by the Board of Directors; the current annual base salary is $1.3 million. Mr. Greehey is also eligible to receive an annual bonus in an amount determined by the Board. During his employment, Mr. Greehey will also receive reimbursement for certain club membership dues and fees, tax planning services and a permanent life insurance benefit. In the event Mr. Greehey dies during employment, his base salary shall be paid to his beneficiaries or estate for the remainder of the agreement period.

The agreement provides that Mr. Greehey may retire at any time upon 90 days prior notice. Upon his retirement from employment, Mr. Greehey has agreed to continue to serve at the discretion of the Board as Chairman of the Board for two additional years at a rate of compensation equal to one-half of his base salary in effect at the time of his retirement. Upon his retirement, in addition to retiree medical and other benefits payable to retirees generally, Mr. Greehey would also receive credit for eight additional years of service for purposes of calculating his pension benefits, vesting of certain outstanding equity and equity-based awards and the right to exercise vested stock options for the remainder of their original term, office and secretarial facilities, tax planning services, and $300,000 of permanent life insurance.

The Company may terminate Mr. Greehey’s employment as Chief Executive Officer without cause at any time upon 90 days notice. Unless his termination is for cause, Mr. Greehey would be entitled to receive a pro rata, lump sum cash settlement equal to the sum of (i) Mr. Greehey’s base salary for the remaining term of the agreement, plus (ii) an amount equal to the highest annual bonus paid to Mr. Greehey during the preceding five years. In addition, Mr. Greehey would be entitled to the vesting and continued exercisability of certain outstanding equity and equity-based awards and additional years of service credit for purposes of his pension benefits, consistent with his rights upon retirement, as described above. If Mr. Greehey’s employment is terminated by the Company, he would not be entitled to serve as Chairman or to receive the compensation specified for such service. However, if Mr. Greehey retires and commences service as Chairman of the Board, and is then removed from such position by a majority of the remaining Board members, he would be entitled to receive the balance of the two years compensation for serving as Chairman of the Board. The employment agreement provides that if Mr. Greehey receives a cash payment, and the payment is determined to be subject to the excise tax required for certain “excess parachute payments,” then he shall receive a cash bonus to cover the amount of the excise tax payable, plus any taxes on such bonus amount.

Valero has entered into change of control agreements with each of the named executive officers. These agreements are intended to assure the continued availability of these executives in the event of certain transactions culminating in a “change of control” of Valero. The change of control employment agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by the Company. If a “change of control” (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control of the Company. The agreements also provide that upon a change of control (1) all stock options held by the executive will vest and remain exercisable for the remainder of (a) the original option term for Mr. Greehey and (b) the shorter of five years from the date of termination and the remainder of the original option term for the other named executive officers; (2) the restrictions and deferral limitations applicable to any restricted stock awards held by the executive will lapse, and such restricted stock awards shall become fully vested; and (3) all performance share awards held by the executive will fully vest and be earned and payable based on the deemed achievement of performance at 200% of target level.

If, during the three-year term, the Company terminates the executive’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or the executive terminates his employment for “good reason,” as defined in the agreement, and upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control, the executive is generally entitled to receive the following payments and benefits: (1) accrued but unpaid compensation through the date of termination, including a pro-rata annual bonus; (2) a payment equal to (a) in the case of Mr. Greehey, three times his annual base salary, and for the other named executive officers, two times their annual base salary, plus (b) the executive’s highest annual bonus earned for any of the three full fiscal years ending prior to the date of the change of control; (3) the amount having an actuarial present value equal to the additional pension benefits the executive would have received had he continued to be employed (for purposes of both age and service credit) by the Company for an additional three years in the case of Mr. Greehey and two years in the case of the other named executive officers; (4) a payment equal to three years in the case of Mr. Greehey and two years in the case of the other named executive officers of additional employer contributions under the Company’s tax-qualified and supplemental defined contribution plans; (5) continued welfare benefits for three years in the case of Mr. Greehey and two years in the case of the other named executive officers; and (6) up to $25,000 of outplacement services. Mr. Greehey’s agreement also provides that he will be entitled to three additional years of fringe benefits and that, to the extent his existing employment agreement provides for a payment, benefit or right that is more favorable than or in addition to those provided by the change of control employment agreement, he shall be entitled to receive the more favorable payment, benefit or right, provided that in no event will he be entitled to duplicate payments, benefits or rights. Each agreement provides that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

Indebtedness of Management

See “Executive Compensation” and “Arrangements with Certain Officers and Directors” for a discussion of compensation paid to certain officers and directors. In order to reduce the Company’s tax burden under Section 162(m) of the Internal Revenue Code, Mr. Greehey’s 2001 bonus was deferred until after his retirement. In order to alleviate the cash flow impact to Mr. Greehey resulting from the delivery of his 2001 bonus after his retirement, the Compensation Committee and the Board determined in early 2002 to make a loan to Mr. Greehey of $1.9 million. The loan is evidenced by a promissory note executed by Mr. Greehey and made payable to Valero. The loan was combined with a similar $400,000 loan made to Mr. Greehey in 2001. The note has a five-year term and bears interest at a rate of 4.49% per annum. Interest and principal on the note are payable at maturity on January 17, 2007. If Mr. Greehey’s employment with Valero ceases prior to the stated maturity of the note, the note must be repaid in full by the end of the third month following such cessation of employment.

Except as referenced above, no executive officer, director or nominee for director of Valero has been indebted to the Company, or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

PROPOSAL NO. 2 Ratification of Independent Public Accountants

In accordance with the recommendation and approval of the Audit Committee, the Board of Directors determined on March 20, 2003 to engage Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent auditors for the fiscal year ending December 31, 2003. Ernst & Young also served as the Company’s independent auditors for the fiscal year ending December 31, 2002. Prior to that time, Arthur Andersen LLP (“Arthur Andersen”) served as the company’s independent auditors. On March 12, 2002, upon the recommendation of the Audit Committee, the Board of Directors approved the dismissal of Arthur Andersen as the Company’s independent auditors following the fiscal year 2001 audit and the selection of Ernst & Young to serve as the Company’s independent auditors for the fiscal year ending December 31, 2002.

Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000 and through the date of the appointment of Ernst & Young, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2001 and 2000 and prior to the appointment of Ernst & Young, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Board requests stockholder approval of the following resolution adopted at the Board of Directors meeting held on March 20, 2003, appointing Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.

RESOLVED, that the appointment of the firm of Ernst & Young LLP, Certified Public Accountants, as the independent auditors for the Company for the purpose of conducting an examination and audit of the financial statements of Valero and its subsidiaries for the fiscal year ending December 31, 2003 is hereby approved and ratified.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

Passage of the proposal requires approval of a majority of the shares represented and entitled to vote at the Annual Meeting. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the current year, it is contemplated that the appointment for 2003 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.

Arthur Andersen LLP Fees for Fiscal Year 2001

Audit Fees. Audit fees incurred by the Company with respect to the Arthur Andersen LLP audit of fiscal year 2001 financial statements were $984,000.

Financial Information Systems Design and Implementation Fees. Fees incurred by the Company to Arthur Andersen LLP in connection with financial information systems design and implementation projects for fiscal year 2001 were $867,504.

All Other Fees. All other fees incurred by the Company payable to Arthur Andersen LLP with respect to fiscal year 2001 were $4,833,885. These fees related primarily to provision of services with respect to acquisitions.

The Audit Committee considered whether the provision of services described above under “All Other Fees” is compatible with maintaining Arthur Andersen’s independence.

Ernst & Young LLP Fees for Fiscal Year 2002

Audit Fees. Audit fees incurred by the Company with respect to the Ernst & Young audit of fiscal year 2002 financial statements were $1,681,000.

Financial Information Systems Design and Implementation Fees. None.

All Other Fees. All other fees incurred by the Company payable to Ernst & Young with respect to fiscal year 2002 were $2,486,000. These fees related primarily to (i) audit-related services of $940,000 for comfort letters and review of documents filed with the Securities and Exchange Commission (“SEC”), audits of Valero subsidiaries and benefit plans, and consultation regarding financial accounting and reporting standards; (ii) tax-related services of $1,141,000 for tax advice and planning applicable to foreign operations and Valero’s acquisition of Ultramar Diamond Shamrock (“UDS”) on December 31, 2001 and property tax compliance matters; and (iii) other fees of $405,000 for the purchase price allocation valuation applicable to Valero’s acquisition of UDS. Ernst & Young was engaged by Valero to perform the purchase price allocation valuation prior to Ernst & Young’s appointment as Valero’s independent auditor. These services were permitted and could have been performed by Ernst & Young at the time engaged, even if they had been Valero’s independent auditors. Pursuant to rules now in effect, a company’s auditors cannot perform such work and Ernst & Young will not be performing similar services in the future. Ernst & Young was engaged by Valero or UDS to perform a substantial portion of the services in this category (approximately 47%) prior to Ernst & Young’s appointment as Valero’s independent auditors.

The Audit Committee considered whether the provision of services described above under “All Other Fees” is compatible with maintaining Ernst & Young’s independence.

During 2001, Valero paid Ernst & Young fees (which would be classified as “All Other Fees’) of $301,000, related principally to the purchase price allocation valuation discussed above.

In January 2003, the SEC adopted final auditor independence rules that will change the categories under which the above fee disclosures are made. Following is supplemental information for 2002 with respect to Ernst & Young fees under the new rules.

Audit Fees. The aggregate fees for the fiscal year 2002 for professional services rendered by Ernst & Young for the audit of the annual financial statements included in Valero’s Form 10-K and review of Valero’s interim financial statements included in Valero’s Forms 10-Q and services that are normally provided by the principal auditor (e.g., comfort letters and assistance with review of documents filed with the SEC) for the fiscal year 2002 were $2,292,000.

Audit-Related Fees. The aggregate fees for the fiscal year 2002 for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding paragraph were $329,000. These fees related primarily to the audit of Valero benefit plans and consultation regarding financial accounting and reporting standards.

Tax Fees. The aggregate fees for the fiscal year 2002 for professional services rendered by the Ernst & Young for tax advice, tax planning and tax compliance were $1,141,000. These fees related primarily to tax advice and planning applicable to foreign operations and Valero’s acquisition of UDS, and property tax compliance matters. Ernst & Young was engaged by UDS to perform a substantial portion of these tax services (approximately 67%) prior to Ernst & Young’s appointment as Valero’s independent auditors.

All Other Fees. The aggregate fees for the fiscal year 2002 for services provided by Ernst & Young, other than the services reported in preceding paragraphs, were $405,000. These fees related primarily to the purchase price allocation valuation of UDS applicable to Valero’s acquisition of UDS. Valero engaged Ernst & Young to perform these services prior to its appointment of Ernst & Young to serve as Valero’s independent auditor. Such services were permitted and could have been performed by Ernst & Young at the time engaged, even if they had been Valero’s independent auditors. Pursuant to rules now in effect, a company’s auditors cannot perform such work and Ernst & Young will not be performing similar services in the future.

Report of the Audit Committee for Fiscal Year 20022

The Audit Committee is composed of four directors who are not officers or employees of the Company. Under currently applicable rules of the New York Stock Exchange, all members are independent. The Board of Directors has adopted a written charter for the Audit Committee, which is included as Appendix A to this Proxy Statement. The charter has been amended to include an undertaking to revise the charter to comply with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules of the Securities Exchange Commission on or before the date such standards and rules become effective.

Management is responsible for the Company’s internal controls and the financial reporting process. Ernst & Young LLP, the Company’s independent accountants for the fiscal year ended December 31, 2002, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors and oversee these processes. The Committee approves the selection and appointment of the Company’s independent auditors and recommends the ratification of such selection and appointment to the Board of Directors.

[2] The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

The Committee has reviewed and discussed the Company’s audited financial statements with management and the independent accountants. The Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young that firm’s independence.

Based on the foregoing review and discussions and such other matters the Committee deemed relevant and appropriate, the Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Members of the Audit Committee:

Ruben M. Escobedo, Chairman
E. Glenn Biggs
W. E. Bradford
Dr. Susan Kaufman Purcell

PROPOSAL NO. 3 Other Business

If any matters not referred to in this Proxy Statement properly come before the Annual Meeting, a majority of the persons named in the proxy (or, if one such person acts, then that one) may vote the shares represented by proxy in accordance with their best judgment. The Board was not aware at a reasonable time before solicitation of proxies began of any other matters that would be presented for action at the meeting.

Stockholder Proposals

Under Valero’s bylaws, stockholders intending to bring any business before an Annual Meeting of Stockholders, including nominations of persons for election as directors, must give prior written notice to the Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of Valero within the specified period and must be accompanied by the information and documents specified in the bylaws. A copy of the bylaws may be obtained by writing to the Corporate Secretary of Valero.

The provisions of the bylaws do not affect any stockholder’s right to request inclusion of proposals in the Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. Rule 14a-8 of the federal proxy rules specifies what constitutes timely submission for a stockholder proposal to be included in the Company’s proxy statement. If a stockholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s bylaws. A copy of these procedures is available upon request from the Corporate Secretary of the Company, P.O. Box 500, San Antonio, Texas, 78292-0500. One of the procedural requirements in the Company’s bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. It should be noted that those bylaw procedures govern proper submission of business to be put before a stockholder vote and do not preclude discussion by any stockholder of any business properly brought before the annual meeting. Under the SEC’s proxy solicitation rules, to be considered for inclusion in the proxy materials for the 2004 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporate Secretary at Valero’s principal office in San Antonio, Texas by November 26, 2003.

Valero will consider recommendations by stockholders for directors to be nominated at the 2004 Annual Meeting of Stockholders. Recommendations must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the Proxy Statement, if nominated, and to serve as a director, if elected. Recommendations received in proper order by the Corporate Secretary at Valero’s principal executive office at least six months prior to the 2004 Annual Meeting of Stockholders will be referred to and considered by the Nominating/Governance Committee.

Stockholders are urged to review all applicable rules and, if questions arise, to consult their own legal counsel before submitting a nomination or proposal to Valero. No stockholder recommendations or proposals were received within the required period before the 2003 Annual Meeting.

Miscellaneous

Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2002, are contained in the Company’s Annual Report on Form 10-K which is being distributed to stockholders with this Proxy Statement.

Valero’s Annual Report to Stockholders for the fiscal year ended December 31, 2002 has simultaneously been mailed to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be treated as a part of the proxy materials.

Computershare Investor Services, Chicago, Illinois, serves as transfer agent, registrar and dividend paying agent for Valero’s Common Stock. Correspondence relating to any stock accounts, dividends or transfers of stock certificates should be addressed to:

Computershare Investor Services
Shareholder Communications
P.O. Box A3504
Chicago, IL 60690-3504
(888) 470-2938
(312) 588-4700

By order of the Board of Directors,

Jay D. Browning Vice President & Corporate Secretary

San Antonio, Texas
March 25, 2003

Appendix A

Valero Energy Corporation

Charter of the Audit Committee
of the Board of Directors

APPENDIX A

Valero Energy Corporation
Audit Committee of the Board of Directors
Charter

I.     Purpose

     The primary purpose of the Audit Committee (“Committee”) of the Board of Directors of Valero Energy Corporation (the “Company”) is to assist the Board of Directors in fulfilling its oversight responsibilities by: reviewing the financial reports and other financial information provided by the Company to any governmental body or to the public, and reviewing processes established by management to assess whether an adequate system of financial reporting and internal control is functioning within the Company. The Committee’s primary responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Review the audit activities of the Company’s independent accountants and internal auditors.

•	Provide an open avenue of communication among the Company’s independent accountants, its management, its internal auditing department, and the Board of Directors.

     The Committee will fulfill these responsibilities by carrying out the activities described in Section III of this Charter, in accordance with the parameters set forth in Section II of the Charter.

II.     Committee Membership Requirements

     The Committee shall be comprised of at least three directors as determined by the Board of Directors. The Board of Directors will designate one member of the Committee to chair the committee. Each member of the Committee shall be an independent director or be otherwise eligible to serve on the Committee pursuant to the parameters for eligibility set forth by the Securities and Exchange Commission and the New York Stock Exchange.

     Specifically, each member of the Committee shall be financially literate, or become financially literate within a reasonable period of time after appointment to the Committee. The Board of Directors will exercise its business judgment to appoint Committee members who fulfill this requirement. In addition, at least one Committee member shall possess accounting or related financial management expertise. The Board of Directors will exercise its business judgment to appoint at least one Committee member who fulfills this requirement.

III. Committee Functions.

A. Meetings. The Committee undertakes to meet at least three times each year. The Committee will report to the Board of Directors regarding any significant discussions or findings relating to the meetings of the Committee.

B. Charter. The Committee shall annually review and reassess the adequacy of this Charter. The Committee hereby undertakes to revise this Charter to comply with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules of the Securities Exchange Commission on or before the date such standards and rules become effective.

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C. Independent Accountants. The independent accountants for the Company are ultimately accountable to the Board of Directors and the Committee. The Committee undertakes the following with respect to the Company’s independent accountants.

1. The Committee will recommend annually to the Board of Directors the name of the independent accountants to be appointed to conduct an examination and audit of the financial statements of the Company and its subsidiaries.

2. The Committee will review with the appropriate officers of the Company the terms of the independent accountants’ engagement with the Company, including fee estimates for arranged audit services and special services.

3. The Committee will require the independent accountants to submit to the Committee at least annually a written report delineating all relationships between the independent accountants and the Company (and its subsidiaries) as well as the independent accountants’ assessment of whether any such relationships affect their ability to serve as independent accountants for the Company. The Committee will discuss with the appropriate officers of the Company and the independent accountants any disclosed relationships or services that may impact the objectivity and independence of the independent accountants. The Committee will recommend that the Board of Directors take appropriate action in response to the independent accountants’ report to satisfy itself of the independent accountants’ independence.

4. Before the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission, the Committee will review and discuss with the appropriate officers of the Company and the independent accountants any report or information delivered to the Committee by the independent accountants and required to be discussed under the Statement on Auditing Standards (SAS) No. 61, as may be amended or superseded, regarding the scope and results of the independent accountants’ audit.

5. The Committee shall review the audited financial statements of the Company with the appropriate officers of the Company and the independent accountants, and make a recommendation to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

6. The Committee shall review the independent accountants’ internal control report and the adequacy of the Company’s internal controls with the appropriate officers of the Company and the independent accountants.

D. The Company’s Internal Auditors. The Committee will review the Company’s annual internal audit plan and annual internal audit performance report with the appropriate officers of the Company, including its Internal Audit Director, and the independent accountants. The Committee will also review the Company’s internal audit reports and its completed and active internal audit projects with the appropriate officers of the Company, including its Internal Audit Director, and the independent accountants.

E. Environmental and Safety Matters. The Committee will review annually the Company’s and its subsidiaries’ compliance with applicable environmental and safety laws and regulations and the results of internal environmental and safety assessment and compliance programs with the appropriate environmental and safety personnel of the Company.

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F. Reporting. The Committee will prepare and deliver to the Company a report of the Committee for inclusion in the Company’s annual proxy statement. The report will contain all of the information required by the Securities and Exchange Commission pursuant to its rules and regulations pertaining to reports of audit committees included in proxy statements.

G. Other Activities. In its discretion, the Committee will perform the following activities when deemed necessary or appropriate.

1. The Committee will meet separately with the Company’s financial and executive officers, including the Internal Audit Director, and the Company’s independent accountants to assess whether any conditions may exist that could impair the working relationship between the independent accountants and the Company’s management.

2. The Committee will review compliance with the Company’s policies regarding conflicts of interest and employee trading of securities, and inquire about any fraud or significant conflicts of interest.

3. The Committee will review any legal proceedings affecting the Company or its subsidiaries that could have a material adverse effect on the Company’s financial statements.

4. The Committee will consider any other matters in relation to the financial affairs of the Company and its accounts, and in relation to audits of the Company, as the Committee may determine to be advisable.

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☐	Mark this box with an X if you have made changes to your name or address

[A]	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS

1.	The Board of Directors recommends a vote FOR the listed nominees.

To elect three Class III directors to serve until the 2006 Annual Meeting.

	For	Withhold
01 – Jerry D. Choate	☐	☐
02 — Robert D. Dettmer	☐	☐
03 — Susan Kaufman Purcell	☐	☐

[B]	Issues

The Board of Directors recommends a vote FOR the following resolutions

		For	Against	Abstain
2.	Ratification of Ernst and Young as auditors for 2003.	☐	☐	☐

[C]	Authorized Signatures — Sign — Here — This section must be completed for your instructions to be executed

I (we) hereby revoke all proxies previously given to vote at the meeting or any adjournments thereof and acknowledge receipt of the Notice of Annual Meeting and Proxy Statement. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate full title or capacity in which you are signing.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

☐☐ ☐☐ ☐☐☐☐

Proxy — Valero Energy Corporation

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors has determined that the 2003 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, April 24, 2003 at 10:00 a.m., Central Time, at The Westin La Cantera Resort in San Antonio, Texas, located at 16441 La Cantera Parkway, San Antonio, TX 78256, for the following purposes:

(1) To elect three Class III directors to serve until the 2006 Annual Meeting, or in each case until their respective successors are elected and have qualified;

(2) To ratify the appointment of Ernst and Young LLP as independent public accountants to examine Valero’s accounts for the year 2003; and

(3) To transact any other business properly brought before the meeting.

                               Internet and Telephone Voting Instructions
QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK
VALERO ENERGY CORPORATION encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the proxy statement and then follow these easy steps:

To Vote using the telephone

•	Call toll free 1-866-593-2342 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Enter the Holder Account Number (excluding the letter “C”) and Proxy Access Number located below.

•	Follow the simple recorded instructions.

Option 1: To vote as the Board of Directors recommends on ALL proposals: Press 1.

When asked, please confirm your vote by pressing 1.

Option 2: If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

To Vote using the Internet

•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Enter the information requested on your computer screen and follow the simple instructions.

HOLDER ACCOUNT NUMBER	PROXY ACCESS NUMBER

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 12:00 midnight, Central Time, on April 23, 2003.
THANK YOU FOR VOTING